Regulatory Update

As previously reported in the press, a
number of private
lawsuits have been filed including
purported class action
and derivative lawsuits, making various
allegations and
naming as defendants various persons,
including certain
Scudder funds, the funds' investment
advisors and their
affiliates, certain individuals, including in some cases fund
Trustees/Directors, officers, and other
parties.  Each
Scudder fund's investment advisor has
agreed to indemnify
the applicable Scudder funds in connection with these lawsuits, or other lawsuits or regulatory actions that may be filed making allegations similar to these lawsuits regarding market timing, revenue sharing, fund valuation or other subjects arising from or related to the pending inquiries.
Based on currently available information, the funds' investment advisors believe the likelihood that the pending lawsuits will have a material adverse financial impact on a
Scudder fund is remote and such actions
are not likely to
materially affect their ability to perform under their investment management agreements with the
Scudder
funds.

The following purported class action and derivative lawsuits pertaining to market timing have been filed:

There are 15 class and derivative actions that have been consolidated and transferred to a
Multidistrict Litigation in
the District of Maryland ("MDL")
(Multidistrict Litigation
1586-In re Mutual Funds Investment
Litigation).  The 11
Complaints originally filed in the
Southern District of New
York that were transferred to the MDL were virtually identical and each asserted claims against Deutsche Bank
AG, Deutsche Investment Management
Americas Inc. and
Deutsche Asset Management, Inc. as well as approximately
85 Funds in the Scudder family of funds
and John Doe
defendants.  The three cases that were
originally filed in the
Eastern District of New York and the one case originally filed in the District of Delaware are derivative actions brought by purported shareholders in many of the Scudder
Funds.  These actions named Deutsche
Investment
Management Americas Inc., Deutsche Asset
Management,
Inc., and John Doe defendants.  On
September 29, 2004,
two consolidated amended complaints one a consolidated amended class action complaint and the other a consolidated amended fund derivative complaint were filed.

State Case:
On September 16, 2003, in the Circuit
Court for Madison
County, Illinois entitled Potter v. Janus
Investment Fund, et
al.  Defendants include, among others,
Deutsche
Investment Management Americas ("DIMA"),
Inc., and
Scudder International Fund.  On May 27,
2005 the
Northern District of Illinois Court in
accord with the 7th
Circuit's mandate dismissed the state law claims with prejudice. Plaintiffs filed a cert.
petition to the Supreme
Court on September 29, 2005.  On January
6, 2006 the
Supreme Court granted cert. on only the
jurisdictional
aspect of the appeal. Briefing will take in place in February
2006 and March 2006 and oral argument took place on
April 24, 2006.

The following purported class action
lawsuits pertaining to
revenue sharing have been filed:

There are 3 class actions that have been consolidated in the
Southern District of New York.  On
September 6, 2005,
Walker v. Deutsche Bank AG, et al., Mazza
v. Deutsche
Bank AG, et al and Icardo v. Deutsche Bank
AG, et al,
were consolidated.  The consolidated
Complaint filed on
December 19, 2005 names Deutsche Bank AG, certain affiliated adviser entities, and Scudder
Distributors Inc.


In addition to the market timing, revenue sharing and valuation litigation discussed above the following unrelated purported class action lawsuit has been filed:

On January 12, 2005, in the United States
District Court for
the Southern District of New York entitled
McMunn and
Raimo v. Deutsche Bank Americas Holding
Corporation, et
al.  Defendants include among others,
Deutsche Bank
Americas Holding Corporation, DeAM, Inc.,
Scudder
Investors Services, Inc., and certain
Directors/Trustees of
the Scudder Funds.  The lawsuit alleges
the defendants
breached their fiduciary duties and
violated the Investment
Company Act of 1940 by failing to collect settlement funds awarded in investor class action lawsuits for securities held by the Scudder Funds.

Based on currently available information, the funds' investment advisors believe the likelihood that this January
12, 2005 pending lawsuit will have a
material adverse
financial impact on a Scudder fund is
remote and such
action is not likely to materially affect their ability to perform under their investment management agreements with the Scudder funds.


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